Exhibit 10.34

LOAN AND PLEDGE AGREEMENT

between

ENERGY RECOVERY, INC.

as Borrower,

and

CITIBANK, N.A.

as Lender,

Dated as of January 27, 2017

EXHIBITS:

EXHIBIT A Pledged Account
EXHIBIT B Form of Borrowing Base Certificate
EXHIBIT C Form of Notice of Borrowing
EXHIBIT C-I Form of Notice of Continuation
EXHIBIT D Amendment to Agreement re: New Collateral

LOAN AND PLEDGE AGREEMENT

THIS LOAN AND PLEDGE AGREEMENT is dated as of January [27], 2017 (the “Closing Date”) by and between (i) ENERGY RECOVERY, INC., a Delaware corporation (“Borrower”), and (ii) CITIBANK, N.A., a national banking association (“Citibank” or “Lender”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth herein, Lender is willing to make available to Borrower a committed revolving credit line in the amount of Sixteen Million Dollars ($16,000,000) and an uncommitted revolving credit line in the amount of Four Million Dollars ($4,000,000) in each case for the account of Borrower to be used by Borrower in the ordinary course of business;

WHEREAS, Borrower owns, and may own in the future, certain marketable securities (the “Securities”) which are held in or will be transferred to certain securities account(s) described on Exhibit A attached hereto (as amended from time to time together with any successor or replacement account and all subaccounts therein, collectively, the “Pledged Account”) maintained with Lender;

WHEREAS, Lender has required as a condition to, among other things, issuing the Revolving Credit Loans (including any Letters of Credit thereunder), and in order to secure the prompt and complete payment, observance and performance of all of the Obligations, that Borrower execute and deliver this Agreement to Lender.

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrower and Lender, each intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1      General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 6.1(i).

“Adjusted Base Rate” shall mean the Base Rate plus the difference, if a positive number, or minus the difference, if a negative number, (in each case expressed as a percentage) between (a) the LIBOR Rate on the date the LIBOR Rate was last applicable to the Advances, and (b) the Base Rate on the date that the LIBOR Rate was last applicable to the Advances; provided that in no event shall “Adjusted Base Rate” exceed the Base Rate plus 1.0%.

“Advance” means a loan or advance of funds made by Lender to Borrower under the Revolving Credit Loan.

“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director, officer, manager or general partner of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly twenty percent (20.0%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or twenty percent (20.0%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agreement” means this Loan and Pledge Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Authorized Officer” means, with respect to Borrower, the Chief Executive Officer, President, Chief Financial Officer, Corporate Controller, Treasurer or Assistant Treasurer of Borrower, or such other individuals, designated by written notice to Lender from Borrower, authorized to execute notices, reports and other documents on behalf of Borrower required hereunder.

“Bank Product” means any of the following products, services or facilities extended to Borrower by Lender or any of its Affiliates; (a) Cash Management Services; (b) products under any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement; (c) commercial credit card and merchant card services; and (d) leases, insurance and other banking products or services as may be requested by Borrower.

“Bank Product Reserve” means the aggregate amount of reserves reasonably established by the Lender from time to time in its discretion in respect of Bank Products.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended, restated or supplemented from time to time, or any successor statute.

“Base Rate” means a fluctuating annual rate of interest in effect from time to time that for any day shall be equal to the rate of interest for such day announced publicly by Citibank in New York, New York, as Citibank’s base rate (which Borrower acknowledges and agrees is announced by such bank and used by Lender for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or Lender).

“Borrowing” has the meaning specified in Section 2.2(a).

“Borrowing Base” means the sum of the amounts determined by multiplying the aggregate fair market value of each type of Collateral held in the Pledged Account which is an Eligible Asset below by the corresponding Loanable Value percentage specified below:

Type of Collateral	Loanable Value
Cash, cash equivalents, and certificates of deposit held at Citibank with maturities less than 5 years, or money market or mutual funds whose investments are limited to those types of investments described above	100%
US Federal government debt instruments (US treasury bills, notes and bonds)	90%
US Federal government agency debt instruments	85%
State, Municipal and Corporate Bonds which are rated greater or equal to BBB	70%
NYSE traded equities	70%
NYSE MKT (formerly American Stock Exchange) traded equities	60%
NASDAQ traded equities	50%

For purposes of this Agreement, the “fair market value” of any of the Eligible Assets at any given time shall mean the fair value of such property at such time, as reasonably determined by Lender from public information sources.

“Borrowing Base Certificate” has the meaning specified in Section 7.1(e)(iii), the form of which is annexed hereto as Exhibit B.

“Borrowing Date” means the date on which a Borrowing is obtained.

“BSA” has the meaning specified in Section 6.1(n).

“Business Day” shall mean any day (a) during which Citibank is open for business in New York, New York, other than any Saturday or Sunday and (b) during which dealings in United States dollars are carried on by Citibank in the London interbank market.

“Cash Management Services” means any services provided from time to time by the Lender or any of its Affiliates to Borrower in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change of Control” means that any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of voting stock in Borrower (or other securities convertible into such stock) representing more than 50% of the combined voting power of all voting stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Borrower.

“Claims” has the meaning specified in Section 9.4(a).

“Closing Date” means the date of execution and delivery of this Agreement.

“Code” has the meaning specified in Section 1.3.

“Collateral” has the meaning specified in Section 3.1.

“Committed Facility” has the meaning specified in 2.1(a).

“Continuation” has the meaning specified in Section 2.2(b).

“Default” means any of the events specified in Section 8.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Eligible Assets” equity collateral, debt collateral, and U.S. Treasury or U.S. government-guaranteed obligations which are 100% owned by Borrower in which Lender shall have a first priority perfected security interest and (a) with respect to equity collateral (e.g., common stock), meets the following criteria: (1) the Loanable Value of a single issuer shall not be greater than 5 days’ average daily trading volume for the last 6 months; (2) must have a share price of at least $5.00; (3) no equity position can represent 5% or more of total shares outstanding of any single issuer; (4) may be sold on a daily basis by Lender on any Business Day without restriction or volume limitation; and (5) the Loanable Value of the common stock of any single issuer shall not comprise more than 25% of the aggregate Loanable Value of all Eligible Assets, and (b) with respect to debt collateral (e.g., notes or bonds) other than U.S Treasury or U.S government-guaranteed obligations, meets the following criteria: (1) issue size must be $300 million or more; (2) pledged amount not more than $25 million or 2% of outstanding issue, whichever is less; (3) issue must be rated BBB or higher by Standard & Poor’s Rating Service, a division of McGraw-Hill, Inc., Baa by Moody’s Investor Services, Inc., or other equivalent rating by a rating agency acceptable to Lender; and (4) sale of the securities by Lender may not be subject to any restriction; and (5) the Loanable Value of notes or bonds issued by a single issuer shall not comprise, at any time, more than 25% of the aggregate Loanable Value of all Eligible Assets at such time.

“Event of Default” means the occurrence of any of the events specified in Section 8.1.

“Financial Statements” means the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts, if any, for the period specified, prepared in accordance with GAAP and consistent with prior practices.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Highest Lawful Rate” has the meaning specified in Section 9.10.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all obligations of such Person under hedging agreements or arrangements therefor, regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and accrued expenses and which are incurred in the ordinary course of business that are not overdue for a period greater than six months or that are contested in good faith), (iv) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including capitalized lease obligations (other than, in any such case, any portion thereof representing interest or deemed interest or payments in respect of taxes, insurance, maintenance or service), or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vii) all Indebtedness of any other Person but only to the extent guaranteed by such Person, (viii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (ix) all unconditional and noncontingent obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (x) all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds, performance bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, whether or not matured.

“Indemnified Party” has the meaning specified in Section 9.4(a).

“Information” has the meaning specified in Section 9.18.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code, (v) such Person shall take any corporate, company or similar act in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding shall not be dismissed or stayed within forty-five (45) days or (II) such receiver, trustee, custodian or liquidator shall be appointed, provided, however, that Lender shall have no obligation to make any Advance or issue any Letters of Credit during the pendency of any forty-five (45) day period described in clause (I).

“Interest Period” means the period commencing on the date of a Borrowing or a Continuation and ending one (1) or three (3) months thereafter as selected by Borrower; provided, however, that (i) Borrower may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one (1) or three (3) months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first or third month, as the case may be.

“Internal Revenue Code” means the Internal Revenue Code of 1986, any amendments thereto, any successor statute and any regulations and guidelines promulgated thereunder.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“L/C Exposure” means, at any time, the sum of (a) the undrawn amount outstanding under the Letters of Credit at such time plus (b) the amount of all drawings made on the Letters of Credit that have not yet been reimbursed by Borrower.

“Letters of Credit” means all letters of credit issued for the account of Borrower under Section 2.8, and all amendments, renewals, extensions or replacements thereof.

“LIBOR Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as it appears in the ICE Benchmark Administration’s Secure Financial Transaction Protocol service or through a third-party redistributor of such information, which shall note an average ICE Benchmark Administration Limited Fixing for US Dollar (or another commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which U.S. dollar deposits with a term equivalent to such Interest Period would be offered by Citibank in London, England to major banks in the London or other offshore interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. If the Board of Governors of the Federal Reserve System (or any successor) imposes a LIBOR Reserve Percentage with respect to LIBOR deposits, then, the LIBOR Rate shall be the foregoing rate divided by 1 minus the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage” means the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Lender with respect to liabilities or assets consisting of or including eurocurrency liabilities having a term equal to such Interest Period.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Loan Account” has the meaning specified in Section 2.4.

“Loanable Value” has the meaning specified in the definition of Borrowing Base.

“Loan Documents” means this Agreement, the Note, the Letters of Credit, the Standby Letter of Credit Agreement, and all documents and instruments to be delivered by Borrower under or in connection with this Agreement, as each of the same may be amended, supplemented or otherwise modified from time to time.

“Margin” means one and one-half percent (1.5%).

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) of Borrower.

“Note” means that certain Note dated as of the date hereof in the principal amount of $20,000,000 made by Borrower and payable to the order of Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Continuation” has the meaning specified in Section 2.2(b).

“Obligations” means and includes all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender or any of its Affiliates of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, the Revolving Credit Loan, the Advances, the Letters of Credit, this Agreement, the Note, the Standby Letter of Credit Agreement, or the other Loan Documents, and also includes all obligations and liabilities under any Bank Products, in each case whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired. The term “Obligations” includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, reasonable and actual expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to Borrower under this Agreement, the Note and the other Loan Documents.

“OFAC” has the meaning specified in Section 6.1(n).

“Other Taxes” has the meaning specified in Section 4.7(b).

“Overadvance” has the meaning specified in Section 2.3(a).

“Patriot Act” has the meaning specified in Section 6.1(n).

“Paid in Full” or “Payment in Full” (or words of similar import) means (i) the full cash payment of the Obligations, including any interest, fees and other charges accruing during an Insolvency Event (whether or not allowed in the proceeding), other than those described in clause (ii) below, contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted, (ii) with respect to any Obligations consisting of the undrawn portion of the Letters of Credit, the depositing of cash with Lender as security for the payment of such Obligations in an amount equal to 105% of the aggregate undrawn amount of the Letters of Credit, and (iii) the full termination of any and all commitments of Lender to make loans or honor other requests of Borrower for the extension of credit.

“Permitted Debt” is defined in Section 7.2(e).

“Permitted Liens” is defined in Section 7.2(f).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Pledged Account” is defined in the Recitals and described on Exhibit A attached hereto.

“Pledged Interests” is defined in Section 3.1.

“Requirement of Law” means any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or any franchise, license, or permit.

“Revolving Credit Loan” has the meaning specified in Section 2.1(a).

“Securities” is defined in the Recitals.

“Securities Act” has the meaning specified in Section 6.1(a).

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured such person is not “insolvent” as defined in the Code and: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) reasonably anticipated to be incurred, and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature.

“Standby Letter of Credit Agreement” means the standard Citibank Agreement for Standby Letter of Credit by and between Lender, as issuer and Borrower, as applicant, regarding the issuance of the Letters of Credit, as amended, restated, supplemented or otherwise modified from time to time.

“Taxes” has the meaning specified in Section 4.7(a).

“Termination Date” means March 31, 2018.

SECTION 1.2     Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Lender on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP; provided, however, that interim financial statements or reports (but excluding for the avoidance of doubt, annual audited financial statements and reports) shall be deemed in compliance with GAAP despite the absence of footnotes and hedge accounting adjustments, reclassification of operating leases as Capital Leases as a result of changes in GAAP and other fiscal yearend adjustments as required by GAAP.

SECTION 1.3     Other Terms; Headings. Unless otherwise defined herein, terms used herein that are defined in the Uniform Commercial Code, from time to time in effect in the State of New York (the “Code”), shall have the meanings given in the Code. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been waived or cured within any grace period specified therefor under Section 8.1. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) time of day means time of day New York, New York, except as otherwise expressly provided, and (vi) the “discretion” of Lender means the sole and absolute discretion of Lender. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

ARTICLE II.
THE CREDIT FACILITIES

SECTION 2.1     The Revolving Credit Loan. Lender agrees, as more fully described in this Agreement and subject to the terms and conditions hereto, to provide for revolving lines of credit to Borrower (collectively, the “Revolving Credit Loan”) for which Borrower may borrow and request Letters of Credit against the Eligible Assets held from time to time in the Pledged Account maintained with Lender.

(a)     Committed Facility. Lender agrees, subject to the terms and conditions hereof, to provide a committed line of credit (the “Committed Facility”) to Borrower to make Advances or to issue for the account of Borrower Letters of Credit of a tenor and containing such terms as may be reasonably acceptable to Lender. Subject to Sections 2.2 and 2.3 below, Lender shall make such Advances and issue such Letters of Credit, from time to time from the Closing Date to but excluding the Termination Date, in an aggregate outstanding amount not to exceed Sixteen Million Dollars ($16,000,000.00); provided that Lender shall not make any Advance nor issue any Letter of Credit if the making of such Advance and/or issuance of such Letter of Credit, together with the aggregate principal amount of all Advances then outstanding, the then outstanding L/C Exposure, and the amount of any Bank Product Reserve will exceed the Borrowing Base.

(b)     Fully Discretionary, Uncommitted Facility. In addition to the Committed Facility described above, Lender also agrees, subject to the terms and conditions hereof, to provide a discretionary line of credit to Borrower to make Advance or issue for the account of Borrower Letters of Credit of a tenor and containing such other terms as may be reasonably acceptable to Lender. Lender may, in its sole and exclusive discretion in each instance, make such Advances and issue such Letters of Credit, from time to time from the Closing Date to but excluding the Termination Date, in an aggregate outstanding face not to exceed Four Million Dollars ($4,000,000.00); provided that, Lender shall not make any Advance nor issue any Letter of Credit if the making of such Advance and/or issuance of such Letter of Credit, together with the aggregate principal amount of all Advances then outstanding, the then outstanding L/C Exposure, and the amount of any Bank Product Reserve will exceed the Borrowing Base.

(c)     Borrower hereby unconditionally promises to pay all Obligations as and when due hereunder.

(d)     The Revolving Credit Loan shall be evidenced by the Note.

(e)     All Advances shall be payable in full, with all interest accrued thereon, on the Termination Date. Borrower may borrow, repay and re-borrow the Advances, in whole or in part, in accordance with the terms hereof prior to the Termination Date.

SECTION 2.2     Procedure for Borrowing; Notices of Borrowing; Notices of Continuation.

(a)     Each Advance under the Revolving Credit Loan (each, a “Borrowing”) shall be made on notice, given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of the proposed Borrowing. Unless otherwise agreed in writing by Lender, each such notice of a Borrowing shall be by telephone, confirmed immediately in writing (by telecopier, e-mail or otherwise as permitted hereunder), substantially in the form of Exhibit C (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) aggregate principal amount of such Borrowing, and (iii) the Interest Period. Each Borrowing shall be in an amount equal to One Million Dollars ($1,000,000) or a whole multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof.

(b)     Borrower shall elect to maintain such Borrowing or any portion thereof by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of any such Continuation by Borrower to Lender. Unless otherwise agreed in writing by Lender, such notice by Borrower of a Continuation shall be by telephone, confirmed immediately in writing (by telecopier, e-mail or otherwise as permitted hereunder), substantially in the form of Exhibit C-I (a “Notice of Continuation”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the Revolving Credit Loan and the requested (i) date of such Continuation, (ii) Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on the Advances hereunder. Unless, on or before 12:00 Noon (New York time) of the third Business Day prior to the expiration of an Interest Period, Lender shall have received a Notice of Continuation from Borrower for the entire Borrowing outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any unpaid portion of such Advance not covered by a timely Notice of Continuation) shall, upon the expiration of such Interest Period, be continued for the same Interest Period.

(c)     Anything in subsection (b) above to the contrary notwithstanding,

(i)     if, at least one (1) Business Day before the date of any requested Borrowing or Continuation, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for Lender or any of its Affiliates to perform its obligations hereunder to make or maintain a LIBOR Rate loan, Lender shall promptly give written notice of such circumstance to Borrower, and from and after such date all Advances will accrue interest at the Adjusted Base Rate plus the Margin;

(ii)     if, at least one (1) Business Day before the first day of any Interest Period, Lender is unable, due to circumstances outside Lender’s control, to determine the LIBOR Rate for any requested Borrowing or Continuation, Lender shall promptly give written notice of such circumstance to Borrower and from and after such date all Advances will accrue interest at the Adjusted Base Rate plus the Margin until Lender shall notify Borrower that the circumstances causing such suspension no longer exist; and

(iii)     if Lender shall, at least one (1) Business Day before the date of any requested Borrowing or Continuation notify Borrower that the LIBOR Rate will not adequately reflect the cost to Lender of making or funding Advances for such Borrowing, then from and after such date all Advances will accrue interest at the Adjusted Base Rate plus the Margin until Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

(d)     Each Notice of Borrowing and Notice of Continuation shall be irrevocable and binding on Borrower. Borrower agrees to indemnify Lender against any loss, cost or expense incurred by Lender as a result of (i) default by Borrower in making a Borrowing or Continuation after Borrower has given notice requesting the same, (ii) default by Borrower in payment when due of the principal amount of or interest on any Advance or (iii) the making of a payment or prepayment of an Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund such Advance.

(e)     Promptly after its receipt of a Notice of Borrowing, and subject to all other terms and conditions hereof, Lender shall make the amount of such requested Borrowing available to Borrower in same day funds, on the Borrowing Date requested by Borrower by wire transferring to the Borrower’s Loan Account the amount thereof on the requested Borrowing Date.

SECTION 2.3     Overadvances; Mandatory Prepayments; Optional Prepayments.

(a)     If, at any time, the sum of the outstanding amount of the Revolving Credit Loan plus the then outstanding L/C Exposure plus the then outstanding Bank Product Reserve exceeds the Borrowing Base (an “Overadvance”), including, without limitation, as a result of a decrease in the Borrowing Base, then Borrower shall, within five (5) Business Days after written notice by Lender, (i) make a payment, (ii) deposit in the Pledged Account or pledge additional Collateral of a type and nature acceptable to Lender, in its reasonable discretion, or (iii) make a combination of the payments and deposits specified in clauses (i) and (ii) above, in an amount sufficient to cure such Overadvance. If Borrower fails to make such payment and/or deposit in respect of the Overadvance within such five (5) Business Day period, Lender shall have the immediate right, without notice or other action to exercise any or all other remedies available to Lender herein or under any other Loan Document (including, without limitation, the liquidation of the Collateral held in the Pledged Account; provided, however, if no Event of Default exists hereunder, other than the failure to timely cure such Overadvance, only in an amount sufficient to cure such Overadvance). If Borrower makes a payment to eliminate an Overadvance, Lender shall, without effecting Borrower’s ability to borrow, repay and re-borrow in accordance with the terms of this Agreement, apply such payment to reduce the aggregate unpaid principal amount outstanding under the Revolving Credit Loan.

(b)     Borrower may, at any time and from time to time, prepay any outstanding Advances, in whole or in part, upon at least two (2) days’ irrevocable written notice by Borrower to Lender, specifying the date and amount of prepayment, provided that to the extent any Advances are optionally prepaid on a date that is not the last day of any Interest Period with respect thereto, such prepayment shall be accompanied by any amounts due pursuant to Section 2.2(d). If such notice is given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

SECTION 2.4     Maintenance of Loan Account; Statements of Account. Lender shall maintain an account on its books (the “Loan Account”) in which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account, including the Revolving Credit Loan, interest, fees, expenses and any other Obligations. The Loan Account will be credited with all amounts received by Lender from Borrower or for Borrower’s account. Lender shall send Borrower a monthly statement reflecting the activity in the Loan Account.

SECTION 2.5     Payment Procedures. Borrower hereby authorizes Lender to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments due and payable hereunder and under the other Loan Documents. Each payment by Borrower on account of principal, interest, fees or expenses hereunder shall be made to Lender. All payments to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 p.m. (New York time) on the due date thereof to Lender, in immediately available funds. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified otherwise the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.

SECTION 2.6     Application of Proceeds. The proceeds of the Advances and the Letters of Credit shall be used by Borrower solely for general corporate purposes, working capital purposes and capital expenditures. Notwithstanding anything to the contrary herein, no proceeds of any Advance will be used (i) to purchase or carry any margin stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock, or (ii) to repay any loan that was used to purchase or carry margin stock.

SECTION 2.7     Letters of Credit.

(a)     Generally. The term of any Letter of Credit shall not exceed three hundred sixty-four (364) days from the date of issuance, subject to renewal in accordance with the terms thereof. Lender shall issue the Letters of Credit upon receipt of the documents, instruments, agreements and deliverables set forth in Article V below, and any other documents, instruments, agreements and deliverables reasonably required pursuant the terms of the Standby Letter of Credit Agreement. Upon receipt of such requirements, Lender will issue such Letter of Credit in accordance with its customary procedures to the beneficiary thereof or as otherwise may be agreed by Lender and Borrower. Lender shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof.

(b)     Reimbursement. Borrower shall reimburse Lender, on demand, for each draft or other request for payment under any Letter of Credit in accordance with the terms of the Standby Letter of Credit Agreement. Borrower’s obligations under this Agreement and the Standby Letter of Credit Agreement to reimburse Lender shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which Borrower may have or have had against Lender, any beneficiary of any Letter of Credit or any other Person. Borrower hereby unconditionally promises to pay all Obligations as and when due hereunder.

SECTION 2.8     Bank Products. In addition to the Advances and the Letters of Credit, Lender may, in its sole discretion, enter into agreements with Borrower regarding Bank Products pursuant to its standard documentation for same. Such Bank Products shall be secured by the Collateral.

ARTICLE III.
SECURITY INTEREST

SECTION 3.1     Grant of Security Interest. Borrower hereby grants to Lender as security for the prompt and complete payment, observance and performance of the Obligations, a security interest in all of Borrower’s now owned or hereafter acquired right, title and interest in (a) any and all investment property now or hereafter delivered to Lender, any of Lender’s Affiliates or any securities intermediary for the purposes of securing the Obligations which includes, without limitation, the Securities and all replacements, renewals, substitutions and proceeds thereof, (b) the Pledged Account and all cash, financial assets and other investment property now and at any time hereafter contained therein including, without limitation, the Securities and all replacements, renewals, substitutions and proceeds thereof (such contents of the Pledged Account collectively, the “Pledged Interests”), (c) all rights, privileges, authority and powers as owner or holder of the Pledged Interests and the Pledged Account, including all contract rights related time to time thereto, (d) all documents, instruments or certificates representing or evidencing the Pledged Interests, (e) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, the Pledged Interests, and (f) any and all proceeds of any of the foregoing described in clauses (a)-(e) (clauses (a)-(f), being referred to collectively as the “Collateral”). Borrower agrees to execute and deliver to Lender from time to time upon Lender’s reasonable request such documents of transfer as Lender may from time to time request to enable Lender to transfer in each case after and during the continuance of an Event of Default the Pledged Interests into its name or the name of its nominee, or to register any of the Collateral to Lender or its nominee.

SECTION 3.2     Perfection of Security Interest. Borrower agrees (i) to immediately to take all actions necessary to transfer the applicable Pledged Interests to Lender’s account at the Depositary Trust Corporation, if applicable, (ii) to deliver, or cause to be delivered, to Lender or Lender’s nominee, all certificates evidencing any of the Collateral together with appropriate transfer powers executed in blank, (iii) Lender is authorized to record such financing statements as Lender may deem necessary or desirable to perfect the security interests granted herein, (iv) to cause any securities intermediary with custody of any Collateral to deliver an agreement in form and substance reasonably satisfactory to Lender, providing Lender with “control” (as defined in Section 9-106 of the Uniform Commercial Code as in effect in the State of New York) of such Collateral, and (v) to take such other steps as Lender may from time to time reasonably request to perfect and maintain Lender’s security interest in the Collateral as a first priority security interest under applicable law.

SECTION 3.3     Voting Rights and Trading Authority. During the term of this Agreement, as long as no Event of Default exists Borrower shall have the right to vote and exercise trading authority with respect to the Pledged Interests (which may, subject to Section 3.2 above, be registered on the books and records of the applicable issuer in Borrower’s name) and to give consents, ratifications and waivers with respect thereto. Lender shall, at the request of Borrower, provide Borrower with appropriate proxies and any other documents necessary or appropriate to permit Borrower to exercise the rights set forth in the preceding sentence. During the continuance of any Event of Default, Borrower shall not be permitted to execute any trades pertaining to the Collateral and Lender shall be entitled, at Lender’s option and without notice from Lender to Borrower, to exercise all trading authority and voting powers pertaining to the Collateral. “Trading authority” as used herein shall mean, with respect to the Pledged Account, the right of Borrower or its representatives to sell Pledged Interests in the Pledged Account and invest the proceeds of such sale, as well as other cash available in the Pledged Account from time to time, in marketable securities, cash or cash equivalents, so long as no Pledged Interest is released from the Pledged Account as a result of such sale without being replaced with marketable securities, cash or cash equivalents with the same fair market value as the Pledged Interest being released exclusive of commissions and transaction costs. However, Borrower hereby acknowledges and agrees that Lender’s consent to trading authority in no way constitutes a waiver of any of its rights under this Agreement to require at all times that the type and amount of the Collateral in the Pledged Accounts meet the collateral maintenance requirements set forth in this Agreement, including Section 2.3.

SECTION 3.4     Interest, Dividends and Other Distributions. Until Payment in Full, any and all interest, dividends or distributions paid in respect of any Collateral shall be retained in the Pledged Account and any cash paid, payable or otherwise distributed in redemption of, in exchange for, or as a return of, Borrower’s capital investment in any Pledged Interest shall be retained in the Pledged Account and any if any amounts or assets are received by Borrower contrary to the provisions of this Section, such amounts or assets shall be held in trust for the benefit of Lender, segregated from other property or funds of Borrower, and forthwith delivered to Lender as Collateral in the same form as so received (with any necessary endorsement). Such amounts paid directly to Lender as described in the immediately preceding sentence shall be applied by Lender to such Obligations as Borrower shall designate unless any of the Obligations are otherwise due, in which case, Lender may apply such amounts to such Obligations (or to cash collateralize such Obligations, as the case may be).

SECTION 3.5     Additions of Pledged Collateral. Lender may permit Borrower, from time to time, pursuant to Section 2.3 or otherwise, to add additional investment property of Borrower to the Collateral subject to this Agreement by executing an amendment to this Agreement substantially in the form of Exhibit D attached hereto and otherwise complying with Section 3.2 hereof.

ARTICLE IV.
INTEREST, FEES AND EXPENSES

SECTION 4.1     Interest. Borrower shall pay to Lender interest on the Advances, payable monthly in arrears on the first day of each month, commencing with the month immediately following the Closing Date, and on the Termination Date, at a per annum rate which is equal at all times during the Interest Period for such Advance to (i) the LIBOR Rate for the Interest Period selected by Borrower corresponding to such Advances, plus (ii) the Margin.

SECTION 4.2     Interest After Event of Default. From the date of occurrence of any Event of Default (past any applicable notice or cure period) until such Event of Default shall have been waived by Lender, interest on the Advances shall be payable on demand at a rate per annum equal to the rate that would be otherwise applicable thereto plus an additional two percent (2.0%) per annum.

SECTION 4.3     Letter of Credit Fee. Borrower shall pay to Lender with respect to the Letters of Credit issued by Lender an amount equal to 0.70% per annum of the face amount of the Letters of Credit. Such fees shall be nonrefundable and shall be payable quarterly in arrears on the first day of each calendar quarter (January 1, April 1, July 1 and October 1) until all Obligations are Paid in Full. In addition to the foregoing fees, Borrower shall pay or reimburse Lender for such normal and customary costs and expenses as are incurred or charged by Lender to other similarly situated borrowers in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 4.4     Unused Line Fee. Borrower shall pay to the Lender on the first day of each month, commencing with the month immediately following the Closing Date, and on the Termination Date, in arrears, an unused line fee equal to the product of 20/100ths of one percent (0.20%) per annum multiplied by the difference, if positive, between (i) $16,000,000 and (ii) the average daily balance of all Advances under the Committed Facility plus aggregate average daily undrawn amount of all Letters of Credit issued under the Committed Facility during the immediately preceding month or portion thereof.

SECTION 4.5     Closing Fee. On the Closing Date, Borrower shall pay to Lender a non-refundable closing fee in the amount of Sixteen Thousand Dollars ($16,000.00).

SECTION 4.6     Calculations. All calculations of interest and fees hereunder shall be made by Lender on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by Lender of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.7     Indemnification in Certain Events. If, after the Closing Date, (i) any change in or in the interpretation of any law or regulation is introduced including, without limitation, with respect to reserve requirements, applicable to Lender or any other banking or financial institution from which Lender borrows funds or obtains credit, (ii) Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies as the case may be with respect to capital adequacy) by an amount deemed by Lender to be material, and any of the foregoing events described in clauses (i), (ii) and (iii) increases the cost to Lender of funding or maintaining the Advances, or reduces the amount receivable in respect thereof by Lender, then, Borrower shall, upon demand by Lender, within five (5) Business Days after receipt of written notice thereof from the Bank, which notice shall set forth the Bank’s supporting calculations in reasonable detail, pay to Lender additional amounts sufficient to indemnify Lender against such increase in cost or reduction in amount receivable, however, only in the event that Lender charges or requests indemnity from all of its other similarly situated borrowers for such amounts. In making the foregoing determination, “change in law” (or words of similar import) shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

SECTION 4.8     Taxes.

(a)     Any and all payments by Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interest and all other liabilities with respect thereto (“Taxes”), including any Taxes imposed under Section 7701(l) of the Internal Revenue Code, excluding in the case of the Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on the Lender by any applicable jurisdiction. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Advance to or for the benefit of the Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)     In addition, Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar taxes or levies that arise at any time or from time to time (i) from any payment made under any and all Loan Documents, or (ii) from the execution or delivery by Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Lender of its rights under, any and all Loan Documents (excluding in the case of the Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on the Lender by any applicable jurisdiction hereinafter referred to as “Other Taxes”).

(c)     Borrower indemnifies the Lender for the full amount of (i) Taxes imposed on or with respect to amounts payable hereunder, excluding in the case of the Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on the Lender by any applicable jurisdiction (ii) Other Taxes and (iii) any Taxes (other than Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto;. excluding in the case of the Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on the Lender by any applicable jurisdiction.

(d)     Within thirty (30) days after the date of any payment of Taxes or Other Taxes payable by Borrower hereunder, Borrower will, upon request, furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

(e)     If Lender receives any refund of any Taxes or Other Taxes paid by Borrower hereunder, Lender shall promptly deliver the amount of such refund to Borrower.

(f)     Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 4.7 shall survive the indefeasible Payment in Full of the Obligations.

ARTICLE V.
CONDITIONS TO LENDING

SECTION 5.1     Conditions to Initial Advance or Letter of Credit. The obligation of Lender to make the initial Advance or to issue the initial Letter of Credit is subject to the satisfaction of the following conditions prior to or concurrent with such initial Advance or Letter of Credit:

(a)     Lender shall have received the following, in form and substance satisfactory to Lender and its counsel:

(i)     this Agreement duly executed by Borrower;

(ii)     the Note duly executed by Borrower;

(iii)     a Standby Letter of Credit Agreement duly executed by Borrower;

(iv)     Citibank’s standard Alternative Dispute Resolution Agreement duly executed by Borrower;

(v)     an executed Reg U-1 Form;

(vi)     a Secretary’s Certificate of Borrower attaching the organizational documents of Borrower, along with a copy of the resolutions of the board of directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the incumbency, names and true signatures of the officers of Borrower authorized to sign the Loan Documents;

(vii)     an initial Borrowing Base Certificate; and

(viii)     such other agreements, instruments, documents and evidence as Lender deems reasonably necessary in its discretion in connection with the transactions contemplated hereby.

(b)     There shall be no pending or, to the knowledge of Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which would have a Material Adverse Effect.

(c)     Borrower shall have paid the closing fee and all reasonable fees and expenses of Lender’s counsel in connection with the negotiation, preparation, execution and delivery of the Loan Documents, together with all other out-of-pocket fees and expenses due as of the Closing Date pursuant to the terms of this Agreement.

(d)     The Liens in favor of Lender shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens.

Conditions Precedent to Each Advance and Each Letter of Credit. The obligation of Lender to make any Advance or to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent:(a)     all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or Letter of Credit as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; and

(b)     no Default or Event of Default shall have occurred and be continuing or would result from the issuance of the requested Advance or Letter of Credit as of the date of such request.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

SECTION 6.1     Representations and Warranties of Borrower; Reliance by Lender. Borrower represents and warrants, as of the Closing Date and as of the date of any Borrowing and the date of any issuance of a Letter of Credit, as follows:

(a)     Organization, Good Standing and Qualification. Borrower (i) is incorporated or duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except where such failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect.

(b)     Authority. Borrower has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents. Borrower has the power and authority to grant to Lender the security interests in the Collateral. All action necessary for the execution, delivery and performance by Borrower of the Loan Documents has been taken.

(c)     Enforceability. This Agreement is and, when executed and delivered, each other Loan Document, will be, the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity).

(d)     No Conflict. The execution, delivery and performance by Borrower of each Loan Document do not and will not contravene (i) any of the organizational documents of Borrower, (ii) any applicable Requirement of Law or (iii) any material contract, agreement, license or permit of Borrower and will not result in the imposition of any Liens upon any of Borrower’s properties, except in the case of (ii) and (iii), for such contraventions that would not individually or in the aggregate have a Material Adverse Effect.

(e)     Consents and Filings. No consent, authorization or approval of, or filing with or other act by, Borrower, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of Borrower following such consummation, except those that have been obtained or made.

(f)     Solvency. As of the Closing Date (after giving effect to all transactions contemplated to occur on or before the Closing Date) and as of the date of each Borrowing, Borrower is Solvent.

(g)     Accuracy and Completeness of Information. All written data, reports and information heretofore, contemporaneously or hereafter furnished by or on behalf of Borrower to Lender or its representatives (in each case, taken as a whole and as modified or supplemented by other information so furnished) are or will be true and accurate in all material respects as of the date of such data, reports and information or as of the date of certification of such data, reports and information and none of such data, reports and information (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact in response to any request by Lender. There are no facts now known to Borrower which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect and which have not been specified herein, in the Financial Statements, or in any certificate, opinion or other written statement previously furnished by Borrower to Lender. Lender acknowledges that any projections furnished by Borrower to Lender are based on underlying assumptions which Borrower believes provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. Lender further acknowledges that projections as to future events are not to be viewed as facts, that the actual results during the period or periods covered by such projections may differ from the projected results, and that such differences may be material.

(h)     No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the financial accommodations afforded hereunder. No broker’s or finder’s fees or commissions will be payable by Borrower to any Person in connection with the transactions contemplated by this Agreement.

(i)     Investment Company. Borrower is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Act”).

(j)     Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U) and no proceeds of any credit accommodation hereunder will be used to purchase or carry any margin stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock, or to repay any loan that was used to purchase or carry any margin stock.

(k)     No Judgments or Litigation. Except as disclosed in the Borrower’s public filings, no judgments, orders, writs or decrees are outstanding against Borrower, nor is there now pending or, to Borrower’s knowledge after due inquiry, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Borrower that (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(l)     Compliance with Laws. On the Closing Date, after giving effect to the transactions contemplated hereby, it is not in default under any Requirement of Law applicable to Borrower that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(m)     Rights in Collateral; Priority of Liens. All of the Collateral of Borrower is owned by it free and clear of any and all Liens other than Liens in favor of Lender. The Liens granted by Borrower pursuant to this Agreement constitute valid, enforceable and perfected first priority Liens on the Collateral.

(n)     Compliance with Anti-Terrorism Laws. Borrower is and will remain in full compliance with all material laws and regulations applicable to it including, without limitation, (i) ensuring that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (B) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any similar Executive Order and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations. Borrower acknowledges that Lender has notified Borrower that Lender is required, under the USA Patriot Act, 31 U.S.C. §5318 (the “Patriot Act”), to obtain, verify and record information that identifies Borrower, including, without limitation, the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

(o)     Pledged Account. Borrower is the sole, direct, legal and beneficial owner of the Pledged Account and the only securities entitlement holder with respect to each of the Pledged Interests which constitute securities entitlements.

(p)     Voting. There are no restrictions upon the voting rights associated with any of the Collateral. Borrower has the right, subject to the provisions of this Agreement, (i) to vote the Pledged Interests, and (ii) to pledge and grant a security interest in all or any part of the Collateral, free of any Lien or other charge, encumbrance or restriction.

(q)     Right to Transfer. Borrower has acquired each of the Pledged Interests in an open market transaction and all such Pledged Interests are registered under the Securities Act of 1933, as amended (the “Securities Act”) and Borrower has the right to transfer all or any part of the Pledged Interests, free of any Liens.

(r)     No Affiliated Securities. Borrower is not the beneficial owner (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of five percent (5%) or more of the issued and outstanding common stock of the issuer of any of the Securities or otherwise considered an “Affiliate” (as defined in Rule 144 promulgated under the Securities Act) of any issuer of the Pledged Interests now or at any time during the three preceding months.

(s)     No Indebtedness. Borrower has no Indebtedness other than Permitted Debt.

(t)     No Liens. All of the assets and personal property of Borrower are owned or leased by Borrower free and clear of any and all Liens other than Permitted Liens.

All representations and warranties made by Borrower in this Agreement and in each other Loan Document to which it is a party shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby and thereby. Borrower acknowledges and confirms that Lender are relying on such representations and warranties without independent inquiry in entering into this Agreement.

ARTICLE VII.
COVENANTS OF BORROWER

SECTION 7.1     Affirmative Covenants. Until Payment in Full:

(a)     Existence. Borrower shall (i) maintain its corporate existence, and (ii) maintain in full force and effect, as is customarily maintained by companies similarly situated, all material licenses, bonds, franchises, leases, trademarks, qualifications and authorizations to do business, and all material patents, contracts and other rights necessary or advisable to the conduct of its businesses.

(b)     Taxes. Borrower shall pay when due, (i) all tax assessments, and other governmental charges and levies imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that, unless such tax assessment, charge, levy or claim has become a Lien on any of the property of Borrower, it need not be paid if it is being contested in good faith, by appropriate proceedings diligently conducted and an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

(c)     Requirements of Law. Borrower shall comply with all Requirements of Law applicable to it, except any compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d)     Books and Records; Inspections. Borrower shall, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of Borrower in such detail, form and scope as is consistent with good business practice.

(e)     Financial Reporting. Borrower shall deliver to Lender the following:

(i)     Annual Financial Statements. As soon as available, but not later than ninety (90) days after the end of each fiscal year, Form 10-K filed with the SEC regarding Borrower’s annual audited and certified consolidated Financial Statements of Borrower for or as of the end of the prior fiscal year.

(ii)     Quarterly Financial Statements. As soon as available, but not later than forty-five (45) days after the end of each calendar quarter (including the last calendar quarter), Borrower’s quarterly interim consolidated Financial Statements of Borrower, as at the end of such quarter and for the fiscal year to date.

(iii)     Investment Statements; Borrowing Base Certificate. Together with the Financial Statements delivered in accordance with in clauses (i) and (ii), (A) all investment statements provided to Borrower by Citi Private Bank with respect to the Collateral and the Pledged Account and (B) a certificate signed by an Authorized Officer of Borrower substantially in the form of Exhibit B (a “Borrowing Base Certificate”).

(iv)     Other Financial Information. Promptly after the request by Lender therefor, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, liabilities or financial condition of Borrower as Lender may from time to time reasonably request. Notwithstanding the foregoing, no additional financial statements and other related data and information shall have to be delivered so long as Borrower is a public reporting company and filing in compliance with SEC filing requirements and complying with clauses (i), (ii) and (iii) above.

(f)     Payment of Liabilities. Borrower shall pay and discharge, in the ordinary course of business, all material obligations and liabilities (other than tax liabilities and other governmental charges which shall be governed by clause (b) above), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.

(g)     Solvency. Borrower shall be and remain Solvent at all times.

(h)     Agreements Regarding Collateral:

(i)     Borrower represents to Lender that Borrower has made its own arrangements for keeping informed of changes or potential changes affecting the Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of interest, dividends, reorganization or other exchanges, tender offers and voting rights), and Borrower agrees that Lender shall have no responsibility or liability for informing Borrower of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

(ii)     In the event that, during the term of this Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of any of the issuers of the Pledged Interests (including, without limitation, the issuance of additional shares of capital stock of any of such issuers), then Lender shall have a security interest in all equity and non-equity securities issued to or acquired by Borrower by reason of any such change or exercise with respect to any Pledged Interest, and such shares or other securities shall become part of the Collateral.

(iii)     In the event that, during the term of this Agreement, subscription warrants or any other rights or options shall be issued by any issuer of the Pledged Interests on account of such Pledged Interests, then Lender shall have a security interest in such warrants, rights and options, and such warrants, rights and options shall become part of the Collateral.

SECTION 7.2     Negative Covenants. Until Payment in Full:

(a)     Sales, Etc. of Collateral. Borrower will not directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of any of the Collateral, or otherwise create, incur, assume or suffer to exist any Lien on or with respect to the Collateral. In furtherance of the foregoing, Borrower agrees that it will not (a) close or attempt to close or liquidate the Pledged Account or withdraw or transfer from the Pledged Account any cash, Securities or other financial asset contained therein without the prior written consent of Lender, or (b) create or permit to exist any Lien upon or with respect to any of the Collateral, except for the security interest granted under this Agreement.

(b)     Use of Proceeds. Borrower will not (i) use any portion of the proceeds of any Advance or Letter of Credit in violation of Section 2.7 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

(c)     Accounting Changes. Borrower will not at any time make or permit any change in accounting policies or reporting practices, except as permitted or required by GAAP.

(d)     [Reserved.]

(e)     Indebtedness. Borrower will not, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than the following (collectively, “Permitted Debt”):

(i)     (Indebtedness under the Loan Documents;

(ii)     endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(iii)     Indebtedness (including capitalized lease) incurred solely to finance the acquisition of fixed or capital assets in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(iv)     obligations pursuant to cash secured letters of credit (exclusive of the Letters of Credit provided hereunder) not to exceed $4,100,000; and

(v)     other unsecured Indebtedness incurred prior to the date hereof and disclosed in Borrower’s most recently filed Form 10-K filed with the SEC.

(f)     Liens on Assets, Etc. Borrower will not, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets or personal property, other than the following (collectively, “Permitted Liens”):

(i)     Liens created hereunder and by the other Loan Documents;

(ii)     Liens securing Indebtedness permitted by Section 7.2(d)(iii) incurred to finance the acquisition of fixed or capital assets,

(iii)     Liens for taxes, assessments and other governmental charges or levies or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like Persons arising by operation of law in the ordinary course of business for sums which are not yet due and payable,

(iv)     Liens on cash collateral securing indebtedness or guarantees of indebtedness of the type mentioned in Section 7.2(d)(iv),

(v)     Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA),

(vi)     Liens arising from attachments, appeals bonds, or judgments, orders, or decrees in circumstances not constituting an Event of Default,

(vii)     leases or subleases of real property granted in the ordinary course of Borrower’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of Borrower’s business, and

(viii)     non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory.

ARTICLE VIII.
EVENTS OF DEFAULT

SECTION 8.1     Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)     Borrower shall (i) fail to make any regularly scheduled payment of interest or regularly scheduled fee payment within three (3) days of when due or (ii) fail to make any other payment of principal, interest, fees, expenses or other Obligations when payable, whether at stated maturity, by acceleration, or otherwise; or

(b)     Borrower shall (i) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Section 2.3, 7.1, 7.2 or 9.4 hereof; or (ii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those referred to in Sections 8.1(a) and (b)(i)) and such default continues for a period of thirty (30) days after written notice by Lender; or

(c)     the occurrence of any Change of Control; or

(d)     any representation or warranty made by Borrower under or in connection with any Loan Document or amendment or waiver thereof, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect when made or deemed made; or

(e)     any single judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against Borrower taken together, exceeds Ten Million Dollars ($10,000,000) in the aggregate (unless covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage without a reservation of rights) shall be rendered against Borrower and shall not be stayed, vacated, bonded or discharged within thirty (30) days; or

(f)     Borrower shall become the subject of an Insolvency Event; or

(g)     Borrower shall: (i) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (ii) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person, or otherwise enter into any transaction of merger or consolidation, unless in each case Borrower is the surviving legal entity; or

(h)     the occurrence of any “Event of Default” as defined in the Standby Letter of Credit Agreement.

SECTION 8.2     Acceleration and Termination. Upon the occurrence and during the continuance of an Event of Default, Lender may take any or all of the following actions, without prejudice to the rights of Lender to enforce its claims against Borrower:

(a)     Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default specified in Section 8.1(f), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Lender.

(b)     Termination of Commitment. To declare the any commitment to lend or issue Letters of Credit to be immediately terminated (except with respect to any Event of Default with respect to Borrower set forth in Section 8.1(f), in which case any such commitment shall automatically terminate) and, at all times thereafter, any Advance made or Letter of Credit issued by Lender shall be in Lender’s sole discretion.

SECTION 8.3     Cash Collateralization. Upon the occurrence and during the continuance of any Event of Default, upon demand by Lender, Borrower shall deposit in a cash collateral account established by or on behalf of Lender sufficient funds to cash collateralize 105% of the L/C Exposure at such time. During the existence of an Event of Default, amounts held in such cash collateral account shall be under the sole dominion and control of Lender and applied by Lender to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. During the existence of an Event of Default, after all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to Borrower or to such other Person as may be lawfully entitled thereto.

SECTION 8.4     Remedies as a Secured Party. Upon the occurrence and during the continuance of any Event of Default, Lender shall have such powers of sale and other powers as may be conferred by applicable law with respect to the Collateral including, without limitation, all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code as in effect in the State of New York. With respect to such Collateral or any part thereof, which shall then be in, or shall thereafter come into, the possession or custody of Lender or which Lender shall otherwise have the ability to transfer under applicable law, Lender may, in its sole discretion, without notice, upon the occurrence and during the continuance of any Event of Default, sell or cause the same to be sold at any broker’s board or at public or private sale, in one or more sales or lots, at such price as Lender reasonably may deem best, for cash or on credit or for future delivery, without assumption of any credit risk on the part of Lender and the purchaser of any or all of the Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever and any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. Except with respect to any of the Collateral which threatens to decline speedily in value or is, or becomes, of a type sold on a recognized market, Lender will give Borrower reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any requirements of reasonable notice shall be met if ten (10) days’ prior written notice of such sale or disposition is provided to Borrower. Notwithstanding anything to contrary contained herein, Borrower acknowledges and agrees that each of the Pledged Interests is sold on a recognized market and no notice of sale shall be required in accordance with Section 9-611(d) of the Code. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived. Lender may, in its own name or in the name of a designee or nominee, buy all or any part of the Collateral at any public sale and, if permitted by applicable law, buy all or any part of the Collateral at any private sale.

SECTION 8.5     Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law and the Loan Documents, including all rights and remedies of a secured party under the Code and Lender may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Collateral; and (ii) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

SECTION 8.6     No Marshalling; Deficiencies; Remedies Cumulative. Upon the occurrence and during the continuance of an Event of Default, Lender shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. Upon the occurrence and during the continuance of an Event of Default, the net cash proceeds resulting from Lender’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, shall be applied by Lender to such of the Obligations and in such order as Lender shall elect in its discretion, whether due or to become due. Borrower shall remain liable to Lender and Lender for any deficiencies, and Lender and Lender in turn agree to remit to Borrower or its successor or assign any surplus resulting therefrom. All of Lender’s and Lender’s remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and Borrower or in such order and with respect to such Collateral or Borrower as Lender may deem desirable, and are not intended to be exhaustive.

SECTION 8.7     Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrower hereby waives any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Lender during the continuance of an Event of Default to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Lender of any Collateral. Borrower also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 8.8     Lender Appointed Attorney-in-Fact. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in Lender’s discretion, to take any action and to execute any instrument or agreement which Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Borrower representing any interest payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. This power of attorney created under this Section, being coupled with an interest, shall be irrevocable as long as any of the Obligations shall be outstanding. The power of attorney created under this Section may only be exercised during the continuance of an Event of Default.

SECTION 8.9     Lender’s Duty. Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, those acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Lender’s (a) gross negligence or willful misconduct, or (b) failure to use reasonable care with respect to the safe custody of any certificate or other possessory collateral evidencing any of the Collateral which is in the physical possession of Lender. Without limiting the generality of the foregoing, Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties but may do so at its option, and all reasonable expenses incurred in connection therewith shall be for the sole account of Borrower, and shall be added to the Obligations secured hereby.

SECTION 8.10     Further Assurances. Borrower shall do all things and shall execute and deliver all documents and instruments reasonably requested by Lender to protect or perfect any Lien (and the priority thereof) of Lender on the Collateral.

ARTICLE IX.
GENERAL PROVISIONS

SECTION 9.1     Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or e-mail followed by a hard copy sent by regular mail, as follows:

if to Lender:	Citibank, N.A. One Sansome Street San Francisco, CA 94104 Attn: Ms. Nan Dias

if to Borrower:	Energy Recovery, Inc. 1717 Doolittle Drive San Leandro, CA 94577, Attn: Ms. Sharon Smith-Lennox

or, in each case, to such other address as Lender or Borrower may specify to the other party in the manner required hereunder. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (iii) if sent by e-mail transmission, when such transmission is confirmed.

SECTION 9.2     Delays; Partial Exercise of Remedies. No delay or omission of Lender to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 9.3     Right of Setoff. In addition to and not in limitation of all rights of offset that Lender or any of its Affiliates may have under applicable law, and whether or not Lender has made any demand or the Obligations of Borrower have matured, Lender and its Affiliates shall have the right during the continuance of any Event of Default to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other indebtedness at any time owing by Lender or any of its Affiliates to or for the credit or the account of Borrower against any and all of the Obligations. In the event that Lender exercises any of its rights under this Section 9.3, Lender shall provide prompt written notice to Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 9.4     Indemnification; Reimbursement of Expenses of Collection.

(a)     Borrower hereby agrees that, Borrower will indemnify, defend and hold harmless Lender and its successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of outside counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct or a material breach by such Indemnified Party of its obligations under this Agreement or any other Loan Document) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by Borrower of the proceeds of the Advances or the Letters of Credit, or (C) Lender’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, and (ii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder, director, manager or owner of Borrower or any actual or purported violation of Borrower’s organizational documents or any other agreement or instrument to which Borrower is a party or by which any of its properties is bound. In addition, Borrower shall, upon demand, pay to Lender all reasonable out-of-pocket costs and expenses incurred by Lender (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(b)     Borrower’s obligations under this Section 9.4 shall survive any termination of this Agreement and the other Loan Documents, the termination and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

SECTION 9.5     Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Lender and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.6     Nonliability of Lender. The relationship among Borrower and Lender shall be solely that of borrower and lender. Lender shall have no fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

SECTION 9.7     Assignments and Participations.

(a)     No Borrower Assignment. Borrower shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Lender.

(b)     Lender Assignments. Lender may assign to one or more other Persons at any time or from time to time all or a portion of its rights and obligations under this Agreement, the Note and the other Loan Documents, without prior notice to, and without any necessity to obtain the consent of, Borrower thereto; provided, however, Lender shall provide notice to Borrower promptly after such assignment.

(c)     Lender Participations. Lender may sell participations to one or more parties in or to all or a portion of its rights and obligations under this Agreement, the Note and the other Loan Documents.

(d)     Information. In connection with its efforts to assign its rights or obligations or sell participations Lender may disclose any information they have, now or in the future, with respect to the business of Borrower to prospective assignees or purchasers, provided that such disclosure is subject to written confidentiality arrangements customary for assignment or participation transactions of such type.

(e)     Pledge to Federal Reserve Bank. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

SECTION 9.8     Counterparts; Telecopied Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by telecopier or other facsimile transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 9.9     Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 9.10     Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

SECTION 9.11     Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

SECTION 9.12     LIMITATION OF LIABILITY. LENDER SHALL HAVE NO LIABILITY TO BORROWER (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL JUDGMENT OR COURT ORDER BINDING ON LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER. BORROWER HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE LENDER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SECTION 9.13     GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

SECTION 9.14     SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN BORROWER AND LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR (C) ANY CONDUCT, ACT OR OMISSION OF BORROWER OR LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE AND IN EACH CASE WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT LENDER SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY BORROWER TO ENABLE LENDER TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY LENDER. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH LENDER HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 9.15     JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR (C) ANY CONDUCT, ACT OR OMISSION OF BORROWER, LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE AND IN EACH CASE WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

SECTION 9.16     Publicity. Lender may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

SECTION 9.17     No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto

SECTION 9.18     Confidentiality. Lender shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective party (or its advisors); (g) with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed); or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Lender may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower’s businesses, and may use Borrower’s logos, trademarks or product photographs in advertising materials, as provided in Section 9.16. As used herein, “Information” means all information received from Borrower relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Lender acknowledges that (i) Information may include material non-public information concerning Borrower; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

SECTION 9.19     Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each guarantor, if any, and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its proper and duly Authorized Officer as of the date first set forth above.

BORROWER ENERGY RECOVERY, INC., a Delaware corporation By: /s/ Chris Gannon Name: Christian Gannon Title: Chief Financial Officer

LENDER CITIBANK, N.A. By: /s/ Nanci Dias Name: Nanci Dias Title: SVP and Sr. Relationship Manager

EXHIBIT A

Pledged Accounts

Citibank, N.A.

Energy Recovery, Inc.

Account No. 15C108460768

Energy Recovery, Inc.

Account No. C92182556

EXHIBIT B

Form of Borrowing Base Certificate

Borrower: Energy Recovery, Inc.

Date: [__________________]

Reference is made to that certain Loan and Pledge Agreement (the “Agreement”) dated January [__], 2017 by and between ENERGY RECOVERY, INC., a Delaware corporation (“Borrower”) and CITIBANK, N.A. (“Lender”).

The undersigned officer of Borrower hereby certifies as of the date hereof that he/she is an Authorized Officer of Borrower, and that as such, he/she is authorized to execute and deliver this Borrowing Base Certificate to Lender on behalf of Borrower and further certifies on behalf of Borrower that:

1.     The outstanding amount of all Advances as of the date hereof is: $[_______________].

2.     The L/C Exposure as of the date hereof is: $[_______________].

3.     The attached Schedule I details the Eligible Assets in the Pledged Account and the Loanable Value, along with the aggregate amount of the Borrowing Base.

4.     The Borrowing Base is equal to or greater than the aggregate of: the outstanding amount of all Advances, plus the L/C Exposure, plus the amount of any Bank Products Reserve.

5.     No Default or Event of Default has occurred or is continuing.

IN WITNESS WHEREOF, Borrower has executed this Borrowing Base Certificate as of the date first written above.

ENERGY RECOVERY, INC.
a Delaware corporation

By:	/s/
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

[Citibank to provide standard form]

EXHIBIT C-I

FORM OF NOTICE OF CONTINUATION

[Citibank to provide standard form]

EXHIBIT D

Amendment To LOAN AND Pledge Agreement

This Amendment to Loan and Pledge Agreement (this “Amendment”) is made as of the [_____] day of [____________, 20__], by ENERGY RECOVERY, INC., a Delaware corporation (the “Borrower”), in favor of CITIBANK, N.A. (the “Lender”).

Preliminary Statements

A.     Borrower and Lender have executed and delivered that certain Loan and Pledge Agreement dated as of January [__], 2017 (the “Agreement”).

B.     Borrower wishes to provide additional “Collateral” (as defined in the Agreement) to Lender as provided in Section 3.5 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, Borrower and Lender agree to add the following (“New Collateral”) to Exhibit A of the Agreement:

[describe new Pledged Interest or Pledged Accounts]

1.     Borrower and Lender agree that as of the date hereof the New Collateral shall become part of the Collateral subject to the terms of the Agreement.

2.     Except as specifically amended hereby, the terms and conditions of the Agreement are in all respects ratified and confirmed and remain in full force and effect.

3.     Please note that this Amendment may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment.

BORROWER:

ENERGY RECOVERY, INC.
a Delaware corporation

By:	/s/
Name:
Title:

LENDER:

CITIBANK, N.A.

By:	/s/
Name:
Title: